EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sprint Corporation of our report dated February 21, 2014, relating to the consolidated financial statements of Clearwire Corporation and subsidiaries as of July 9, 2013 and for the 190 days ended July 9, 2013 (which report expresses an unmodified opinion on the consolidated financial statements and includes an Emphasis of Matter paragraph relating to the acquisition of Clearwire Corporation by Sprint Communications, Inc. on July 9, 2013) appearing in the Annual Report on Form 10-K of Sprint Corporation for the year ended March 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

November 7, 2016